Exhibit 99.1

MBIA Inc. First Quarter 2023 Financial Results

MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $93 million, or $(1.86) per diluted common share, for the first quarter of 2023 compared to a consolidated GAAP net loss of $73 million, or $(1.48) per diluted common share, for the first quarter of 2022. The higher net loss was primarily due to unfavorable variances of mark-to-market losses on interest rate swaps in the Corporate Segment, the loss associated with the deconsolidation of a Variable Interest Entity (VIE) related to an MBIA Insurance Corp. (MBIA Corp.) insured credit, and greater interest expense on the MBIA Corp. surplus notes due to the increase in 3-month LIBOR, partially offset by the reduction in losses and loss adjustment expenses. The favorable variance of loss and loss adjustment expenses largely resulted from lower losses on Puerto Rico credits at National Public Finance Guarantee Corporation (National) partially offset by an unfavorable variance at MBIA Corp. primarily related to changes in risk-free interest rates for each quarter. Losses and loss adjustment expenses at National in the first quarter of 2022 included increased losses for PREPA, which were partially offset by loss benefits that reflected favorable changes to the value of collateral received or expected to be received, respectively, for its Puerto Rico General Obligation and Highway and Transportation Authority exposure.

Book value per share was negative $16.57 as of March 31, 2023 compared with a negative $16.07 as of December 31, 2022. The decrease in book value per share since year-end 2022 was largely due to the net loss for the quarter, partially offset by unrealized gains on available-for-sale investments that resulted primarily from lower interest rates.

The Company also reported an Adjusted Net Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $1 million or $(0.03) per diluted share for the first quarter of 2023 compared with an Adjusted Net Loss of $96 million or $(1.94) per diluted share for the first quarter of 2022. The favorable change was primarily due to lower losses and loss adjustment expenses at National related to its Puerto Rico exposure.

Adjusted Net Income (Loss) provides investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are included below.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “In light of prevailing market conditions and feedback arising from the Company’s pursuit of strategic alternatives, at this time we are suspending that process. We will continue to finalize our PREPA remediation, reduce costs, runoff the insured portfolio, and pursue regulatory approval of special dividends from National in our mission to deliver value to our shareholders. I would also like to note that our Board Chairman, Charlie Rinehart, has this week resigned from our Board. I would like to thank Charlie deeply for his many years of service to MBIA. Charlie joined the Board in 2008 and served on every Committee of the Board prior to becoming Chairman eight years ago. Charlie has led our Board during a period of significant volatility, and in particular provided firm leadership and wisdom in connection with our recent evaluation of strategic alternatives, which culminated in the Board’s unanimous agreement to pause the process at this time.”

MBIA Inc.

As of March 31, 2023, MBIA Inc.’s liquidity position totaled $214 million, consisting primarily of cash and cash equivalents and liquid invested assets.

As of May 2, 2023, there were 54,885,481 million of MBIA Inc. common shares outstanding.

On May 3, 2023, the Company’s Board of Directors approved a new share repurchase program authorizing the Company and/or National to purchase up to $100 million of the Company’s shares in open market transactions, in privately negotiated transactions or by any other legal means.

While the Company intends to pursue the activities referenced in this financial results report, there can be no assurances regarding the outcome or the timing of these endeavors.

National Public Guarantee Financial Corporation

National had statutory capital of $1.9 billion and claims-paying resources totaling $2.4 billion as of March 31, 2023. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $2.2 billion as of March 31, 2023. National’s insured portfolio declined by $0.6 billion during the quarter, ending the quarter with $31.1 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 16 to 1, unchanged from year-end 2022

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of March 31, 2023 was $147 million and claims-paying resources totaled $608 million. MBIA Insurance Corporation’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $230 million at March 31, 2023.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Wednesday, May 10 at 8:00 AM (ET) to discuss its first quarter 2023 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (800) 225-9448 in the U.S. and (203) 518-9708 from outside the U.S. The conference call code is MBIAQ123. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the completion of the call and will remain available until 11:59 p.m. on May 17 by dialing (800) 839-2461 in the U.S. or (402) 220-7219 from outside the U.S. In addition, a recorded replay of the call will become available on the Company’s website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; changes in general economic and competitive conditions; and the impact on our insured portfolios or business operations caused by the global spread of the novel coronavirus COVID-19. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and

Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, comprising the results of MBIA Corp. which given its capital structure and business prospects, we do not expect its financial performance to have a material impact on MBIA Inc. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of a full valuation allowance against the Company’s net deferred tax asset. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA management further adjusts Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share by removing the impact of our U.S. public finance insurance segment VIE consolidations. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, since the Company does not own such VIEs, management uses certain measures that remove the impact of VIE consolidations for our U.S. public finance insurance segment in order to reflect financial exposure limited to its financial guaranty contracts.

Book Value adjustments: Management adjusts GAAP book value to remove the book value of MBIA Corp. and for certain items which the Company believes will reverse from GAAP book value through GAAP earnings and comprehensive income, as well as add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important when measuring financial performance and for which the likelihood and amount can be reasonably estimated. The following provides a description of management’s adjustments to GAAP book value:

•

Negative book value of MBIA Corp. - We remove the negative book value of MBIA Corp. based on our view that given MBIA Corp.’s current financial condition, the regulatory regime in which it operates, the priority given to its policyholders, surplus note holders and preferred stock holders with respect to the distribution of assets, and its legal structure, it is not and will not likely be in a position to upstream any economic benefit to MBIA Inc. Further, MBIA Inc. does not face any material financial liability arising from MBIA Corp.

•

Net unrealized (gains) losses on available-for-sale (“AFS”) securities excluding MBIA Corp. - We remove net unrealized gains and losses on AFS securities recorded in accumulated other comprehensive income since they will reverse from GAAP book value when such securities mature. Gains and losses from sales and impairment of AFS securities are recorded in book value through earnings.

•

Net unearned revenue in excess of expected losses of National - We include net unearned premium revenue in excess of expected losses. Net unearned premium revenue in excess of expected losses consists of the financial guarantee unearned premium revenue of National in excess of expected insurance losses, net of reinsurance and deferred acquisition costs. In accordance with GAAP, a loss reserve on a financial guarantee policy is only recorded when expected losses exceed the amount of unearned premium revenue recorded for that policy. As a result, we only add to GAAP book value the amount of unearned premium revenue in excess of expected losses for each policy in order to reflect the full amount of our expected losses. The Company’s net unearned premium revenue will be recognized in GAAP book value in future periods, however, actual amounts could differ from estimated amounts due to such factors as credit defaults and policy terminations, among others.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Leverage Ratio: Gross Par Outstanding divided by Statutory Capital (Policyholders’ Surplus plus Contingency Reserve).

Contacts

MBIA Inc.

Greg Diamond, 914-765-3190

Managing Director, Head of

Investor and Media Relations

greg.diamond@mbia.com

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions except share and per share amounts)

	March 31, 2023	December 31, 2022
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,141 and $2,044)	$1,957	$1,812
Investments carried at fair value	355	511
Short-term investments, at fair value (amortized cost $367 and $353)	368	353

Total investments	2,680	2,676
Cash and cash equivalents	67	50
Premiums receivable (net of allowance for credit losses $0 and $0)	160	160
Deferred acquisition costs	35	35
Insurance loss recoverable	95	137
Assets held for sale	83	80
Other assets	67	73
Assets of consolidated variable interest entities:
Cash	16	16
Investments carried at fair value	22	47
Loans receivable at fair value	83	78
Other assets	9	23

Total assets	$3,317	$3,375

Liabilities and Equity
Liabilities:
Unearned premium revenue	$257	$266
Loss and loss adjustment expense reserves	379	439
Long-term debt	2,467	2,428
Medium-term notes (includes financial instruments carried at fair value of $42 and $41)	507	501
Investment agreements	233	233
Derivative liabilities	57	49
Liabilities held for sale	68	61
Other liabilities	81	94
Liabilities of consolidated variable interest entities:
Variable interest entity debt (includes financial instruments carried at fair value of $154 and $172)	156	174
Derivative liabilities	11	6

Total liabilities	4,216	4,251

Equity:
Preferred stock, par value $1 per share; authorized shares—10,000,000; issued and outstanding—none	—	—
Common stock, par value $1 per share; authorized shares—400,000,000; issued shares—283,186,115 and 283,186,115	283	283
Additional paid-in capital	2,915	2,925
Retained earnings (deficit)	(746)	(653)
Accumulated other comprehensive income (loss), net of tax of $7 and $8	(221)	(283)
Treasury stock, at cost—228,221,641 and 228,333,444 shares	(3,143)	(3,154)

Total shareholders’ equity of MBIA Inc.	(912)	(882)
Preferred stock of subsidiary and noncontrolling interest held for sale	13	6

Total equity	(899)	(876)

Total liabilities and equity	$3,317	$3,375

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues:
Premiums earned:
Scheduled premiums earned	$10	$11
Refunding premiums earned	—	4

Premiums earned (net of ceded premiums of $- and $-)	10	15
Net investment income	26	18
Net realized investment gains (losses)	(3)	(3)
Net gains (losses) on financial instruments at fair value and foreign exchange	(13)	17
Other net realized gains (losses)	—	(3)
Revenues of consolidated variable interest entities:
Net gains (losses) on financial instruments at fair value and foreign exchange	(3)	(4)
Other net realized gains (losses)	(15)	—

Total revenues	2	40
Expenses:
Losses and loss adjustment	6	49
Amortization of deferred acquisition costs	2	2
Operating	22	19
Interest	51	41
Expenses of consolidated variable interest entities:
Operating	4	2

Total expenses	85	113

Income (loss) from continuing operations before income taxes	(83)	(73)
Provision (benefit) for income taxes	—	—

Income (loss) from continuing operations	(83)	(73)
Income (loss) from discontinued operations, net of income taxes	(3)	—

Net income (loss)	(86)	(73)
Less: Net income (loss) from discontinued operations attributable to noncontrolling interests	7	—

Net income (loss) attributable to MBIA Inc.	$(93)	$(73)

Net income (loss) per common share attributable to MBIA Inc. - basic and diluted
Continuing operations	$(1.67)	$(1.48)
Discontinued operations	(0.19)	—

Net income (loss) per common share attributable to MBIA Inc. - basic and diluted	$(1.86)	$(1.48)

Weighted average number of common shares outstanding:
Basic	49,945,917	49,631,448
Diluted	49,945,917	49,631,448

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)

(In millions except per share amounts)

	Three Months Ended March 31,
	2023	2022
Net income (loss)	$(93)	$(73)
Less: adjusted net income (loss) adjustments:
Net income (loss) from discontinued operations, net of noncontrolling interest	(10)	—
Income (loss) before income taxes of the international and structured finance insurance segment and eliminations	(69)	(5)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	(7)	24
Foreign exchange gains (losses)(2)	(3)	6
Net realized investment gains (losses)	(3)	(2)
Adjusted net income adjustment to the (provision) benefit for income tax	—	—

Adjusted net income (loss)	$(1)	$(96)

Adjusted net income (loss) per diluted common share	$(0.03)	$(1.94)

(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statement of operations.

COMPONENTS OF BOOK VALUE PER SHARE

	As of March 31, 2023	As of December 31, 2022
Reported Book Value per Share	$(16.57)	$(16.07)
Management’s book value per share adjustments:
Remove negative book value of MBIA Corp.	(38.82)	(37.76)
Remove net unrealized gains (losses) on available-for-sale securities included in other comprehensive income (loss)	(3.14)	(3.96)
Include net unearned premium revenue in excess of expected losses	2.99	3.08
Shares outstanding in millions	55.0	54.9

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis

(Dollars in millions)

National Public Finance Guarantee Corporation

	March 31, 2023	December 31, 2022
Policyholders’ surplus	$1,567	$1,545
Contingency reserves	379	379

Statutory capital	1,946	1,924
Unearned premiums	253	262
Present value of installment premiums (1)	110	110

Premium resources (2)	363	372
Net loss and loss adjustment expense reserves (1)	25	(140)
Salvage reserves on paid claims (1)	63	288

Gross loss and loss adjustment expense reserves	88	148

Total claims-paying resources	$2,397	$2,444

Net debt service outstanding	$60,328	$61,616
Gross par outstanding	$31,051	$31,652
Capital ratio (3)	31:1	32:1
Claims-paying ratio (4)	25:1	25:1
Leverage Ratio (5)	16:1	16:1

MBIA Insurance Corporation

	March 31, 2023	December 31, 2022
Policyholders’ surplus	$142	$164
Contingency reserves	5	5

Statutory capital	147	169
Unearned premiums	36	36
Present value of installment premiums (6) (8)	33	34

Premium resources (2)	69	70
Net loss and loss adjustment expense reserves (6)	64	35
Salvage reserves on paid claims (6) (7)	328	395

Gross loss and loss adjustment expense reserves	392	430

Total claims-paying resources	$608	$669

Net debt service outstanding	$4,296	$4,395
Capital ratio (3)	29:1	26:1
Claims-paying ratio (4)	7:1	7:1

(1)	Calculated using discount rates of 4.29% as of March 31, 2023 and December 31, 2022.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	Gross par outstanding divided by statutory capital.
(6)	Calculated using discount rates of 5.53% as of March 31, 2023 and December 31, 2022.
(7)	This amount primarily consists of expected recoveries related to the payment of claims on insured CDOs and RMBS.
(8)	Based on the Company’s estimate of the remaining life for its insured exposures.